As filed with the Securities and Exchange Commission on June 18, 2026
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	41‑1590959 (I.R.S. Employer Identification No.)
512 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)
G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan
(Full title of the plan)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(Name and address of agent for service)
(212) 403-0500
(Telephone number, including area code, of agent for service)

Copy to:

David Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Facsimile: (212) 757-3990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⌧	Accelerated filer ◻
Non-accelerated filer ◻	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

The purpose of this Registration Statement on Form S-8 is to register an additional 2,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (the “Company”) for issuance pursuant to awards under the G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan, as amended (the “Plan”). In accordance with General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (File No. 333-275045), filed with the Securities and Exchange Commission (the “Commission”) on October 17, 2023, to register 2,800,000 shares of Common Stock for issuance pursuant to awards under such Plan are incorporated herein by reference except as otherwise amended or superseded hereby. Effective June 11, 2026, the Company’s stockholders approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan. After giving effect to the additional shares registered under this Registration Statement, the aggregate number of shares of Common Stock registered for issuance under the Plan will be 5,300,000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents and information, which were previously filed by the Company with the Commission are incorporated herein by reference:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed on March 24, 2026;
●	the portions of the Company’s definitive proxy statement on Schedule 14A for its 2026 annual meeting of stockholders, filed on May 5, 2026, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026;
●	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2026, filed on June 8, 2026;
●	the Company’s Current Reports on Form 8-K filed on March 13, 2026, May 4, 2026, May 14, 2026, May 27, 2026 and June 12, 2026; and
●	the description of the Company’s capital stock contained in the Company’s Form 8-K filed on November 1, 2012, as amended by Exhibit 4.2 (Description of Securities) to the Company’s Form 10-K filed on March 30, 2020, and as amended by any subsequent amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions, including for any breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, under Section 174 of the DGCL (relating to unlawful payments of dividends and unlawful stock purchases or redemptions) and for any transaction from which the director derived an improper personal benefit. Article Twelfth of the Company’s certificate of incorporation eliminates the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended.

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings to which they are made a party by reason of their service in those capacities, and to advance expenses incurred in defending such proceedings, in each case subject to the standards and conditions set forth therein. Article VII of the Company’s by-laws provides for the indemnification of the directors, officers and employees of the Company, and for the advancement of expenses, in the circumstances and subject to the conditions set forth therein, consistent with Section 145 of the DGCL. In addition, the Company has entered into agreements with the directors and officers of the Company that require the Company to indemnify such individuals for liabilities incurred by them because of an act, omission, neglect or breach of duty committed while acting in the capacity of a director or officer. As permitted by Article VII of the Company’s by-laws and Section 145(g) of the DGCL, the Company maintains insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, them in those capacities.

The foregoing summary is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL and the Company’s certificate of incorporation and by-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description

4.1	Certificate of Incorporation (incorporated by reference to the Company’s registration statement on Form S-1, filed on November 3, 1989).

4.2	Certificate of Amendment of Certificate of Incorporation, dated June 8, 2006 (incorporated by reference to the Company’s quarterly report on Form 10-Q, filed on September 13, 2006).

4.3	Certificate of Amendment of Certificate of Incorporation, dated June 7, 2011 (incorporated by reference to the Company’s current report on Form 8-K, filed on June 9, 2011).

4.4	Certificate of Amendment of Certificate of Incorporation, dated June 30, 2015 (incorporated by reference to the Company’s current report on Form 8-K, filed on July 1, 2015).

4.5	By-laws, as amended (incorporated by reference to the Company’s current report on Form 8-K, filed on March 15, 2013).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s proxy statement, filed on May 5, 2026).

107*	Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 18, 2026.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Neal S. Nackman
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MORRIS GOLDFARB and NEAL S. NACKMAN, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morris Goldfarb	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 18, 2026
Morris Goldfarb

/s/ Neal S. Nackman	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2026
Neal S. Nackman

/s/ Sammy Aaron	Director	June 18, 2026
Sammy Aaron

/s/ Thomas J. Brosig	Director	June 18, 2026
Thomas J. Brosig

/s/ Dr. Joyce F. Brown	Director	June 18, 2026
Dr. Joyce F. Brown

/s/ Jeffrey Goldfarb	Director	June 18, 2026
Jeffrey Goldfarb

/s/ Victor Herrero	Director	June 18, 2026
Victor Herrero

/s/ Patti H. Ongman	Director	June 18, 2026
Patti H. Ongman

/s/ Michael Shaffer	Director	June 18, 2026
Michael Shaffer

/s/ Cheryl Vitali	Director	June 18, 2026
Cheryl Vitali

/s/ Richard White	Director	June 18, 2026
Richard White

/s/ Andrew Yaeger	Director	June 18, 2026
Andrew Yaeger